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                                                              Exhibit (d)(2)(ii)


                              ASSUMPTION AGREEMENT

         This assumption agreement (the "Agreement") is made as of this 21st day of August, 2001 by and between INTRUST Financial Services, Inc., a Kansas corporation ("INTRUST Financial"), INTRUST Bank, N.A., a national banking association, ("INTRUST Bank") and American Independence Funds Trust, a Delaware business trust registered as an investment company under the Investment Company Act of 1940, as amended ("American Independence Funds").

         WHEREAS, INTRUST Bank and American Independence Funds, are parties to a Master Investment Advisory Contract dated as of November 26, 1996, as amended (the "Advisory Contract") and to certain Sub-Advisory Contracts relating to the management of certain portfolios of American Independence Funds (the "Sub-Advisory Contracts"); and

         WHEREAS, INTRUST Financial Services, Inc. wishes to assume INTRUST Bank's duties and obligations under the Advisory Contract and the Sub-Advisory Contracts.

         NOW, THEREFORE, based on the foregoing, the parties agree as follows:

                  1. Assumption. INTRUST Financial, intending to be legally bound, hereby agrees to assume and perform all duties and obligations of INTRUST Bank under the Advisory Contract and the Sub-Advisory Contracts;

                  2. Guaranty and Indemnity. INTRUST Bank hereby irrevocably and unconditionally guarantees to American Independence Funds the full performance of all of the obligations of INTRUST Financial under the provisions of the Advisory Contract and the Sub-Advisory Contracts hereby assumed by INTRUST Financial.

                         INTRUST Bank agrees to indemnify, defend and hold harmless the American Independence Funds from and against any and all loss, cost, damage or expense (including reasonable fees of counsel) whatsoever resulting from or arising out of any breach by INTRUST Financial of any obligation of the Advisory Contract or the Sub-Advisory Contracts hereby assumed by INTRUST Financial.

                         INTRUST Bank hereby waives any requirement that American Independence Funds exhaust any right or remedy or proceed or take any action against INTRUST Financial or any other person or entity before exercising any right or remedy against INTRUST Bank under this Agreement.

                         The obligations of INTRUST Bank hereunder are absolute and unconditional. INTRUST Bank's guaranty and indemnity shall be a continuing guaranty and indemnity and shall continue in full force and effect until all of the obligations hereby assumed by INTRUST Financial shall have been satisfied in full.


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         IN WITNESS WHEREOF, INTRUST Financial, INTRUST Bank and American
Independence Funds hereby execute this Agreement as of the day and year first above written.


                                     INTRUST FINANCIAL SERVICES, INC.


                                     By:      ________________________________
                                     Name:    Thomas S. Gangel
                                     Title:   President

                                     INTRUST BANK, N.A.


                                     By:      ________________________________
                                     Name: Ronald Baldwin
                                     Title: Executive Vice President

                                     AMERICAN INDEPENDENCE FUNDS TRUST


                                     By:      ________________________________
                                     Name:  David Bunstine
                                     Title:    President